Exhibit 99.1


                                           CONTACT:   Paul D. Baker
                                                      Comverse Technology, Inc.
                                                      170 Crossways Park Drive
                                                      Woodbury, NY 11797
                                                      (516) 677-7226


               COMVERSE TECHNOLOGY ANNOUNCES PRIVATE PLACEMENT OF
                $500 MILLION 1.50% SENIOR CONVERTIBLE DEBENTURES

WOODBURY, NY, November 17, 2000, Comverse Technology, Inc. (NASDAQ: CMVT) announced the private placement, to certain institutional investors, of $500 million principal amount of its 1.50% senior convertible debentures due 2005.

The debentures are convertible, at the option of the holder, into shares of Common Stock at a conversion price of $116.325.

Comverse intends to use the proceeds of this offering for general corporate purposes, including possible investments in, or acquisitions of, other companies, businesses, technologies or product lines. The company expects the debentures to be anti-dilutive to earnings per share for the remainder of fiscal 2000, ending January 31, 2001, and at least through the end of fiscal 2001, ending January 31, 2002.

Comverse will have a call option, pursuant to which it may redeem the Debentures, in part or in whole, on or after December 1, 2003, in accordance with conditions specified in the offering memorandum.

Comverse has granted the initial purchasers a 30-day over-allotment option to purchase up to an additional $100 million of the Debentures.

The offering has been made by means of an offering memorandum to qualified institutional investors pursuant to Rule 144A and non-U.S. persons pursuant to Regulation S under the Securities Act of 1933.


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
COMVERSE TECHNOLOGY ANNOUNCES PRIVATE PLACEMENT OF
$500 MILLION 1.50% SENIOR CONVERTIBLE DEBENTURES
NOVEMBER 17, 2000
PAGE TWO


This press release shall not constitute an offer to sell or the solicitation of an offer to buy the debentures. The securities offered will not be and have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

Statements in this news release which relate to the future are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Additional information regarding these and other risk factors and uncertainties may be found in the company's filings with the Securities and Exchange Commission.







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